Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, Treasurer & Corporate Secretary	Vice President, Marketing & Communications
(407) 650-1510	(407) 650-1205

CNL Hotels & Resorts Reports Results of Operations for First Quarter 2005
- Portfolio outperforms expectations during its highest-performing seasonal period -

(ORLANDO, Fla.) May 16, 2005 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust (“REIT”), today announced results of operations for the first quarter ended March 31, 2005.

First Quarter Highlights

▪	RevPAR increased 11.6% - Revenue per available room (“RevPAR”) increased to $106.25 for the quarter.

▪	Total revenue increased 88.8% - Total revenue was $429.4 million for the quarter, compared to $227.4 million in the same period of 2004.

▪	Earnings per diluted share increased 200% - Net income was $9.0 million, or $0.06 per diluted share for the quarter, compared to $3.0 million, or $0.02 per diluted share in the same period of 2004.

▪
FFO per diluted share increased 56.0% - Funds from Operations (“FFO”) were $59.3 million, or $0.39 per diluted share for the quarter, compared to $34.3 million, or $0.25 per diluted share in the same period of 2004.

▪
EBITDA increased 105% - EBITDA, which is earnings before interest expense, income taxes, depreciation and amortization, was $119.5 million for the quarter, compared to $58.3 million in the same period of 2004.

“We are pleased with our first quarter results, which reflect the significant impact from integrating several luxury resorts and upper-upscale properties acquired in April of last year,” stated Thomas J. Hutchison III, chief executive officer. “Consistent with our strategic objective to maximize internal growth, our portfolio outperformed expectations during its highest-performing seasonal period and we are optimistic that we can continue to drive this early momentum.”

Operating Performance Results
RevPAR for the Company’s 121 adjusted comparable properties increased by 11.6% in the first quarter as compared to the same period of 2004, resulting from a 6.5% gain in ADR to $143.97 and a 3.3 percentage point increase in occupancy to 73.8%. Total adjusted comparable properties EBITDA margins improved in the first quarter by 1.1 percentage points to 32.8%.

John A. Griswold, president and chief operating officer, stated, “Through our active portfolio management efforts and a progressing industry recovery, we achieved strong year-over-year increases in RevPAR primarily driven by rate. We are seeing increases across our portfolio with improved profit margins and continued gains in market share.”

The Company references non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission, such as RevPAR, ADR, FFO, FFO per diluted share, EBITDA, EBITDA margins and adjusted comparable operating performance. For further detail, refer to the accompanying “Financial and Portfolio Information” section.

Financing Transactions
In February 2005, the Company obtained a $400 million loan secured by the Hotel del Coronado in San Diego, Calif. This property is owned through a partnership in which the Company has a 70% interest. Approximately $290 million of the loan proceeds were used to refinance existing partnership debt. A portion of the loan proceeds will finance improvements to the property and has allowed the partnership to make a distribution to the Company and its partner as a return of capital, which the Company intends to reinvest in its current portfolio. Further, the partnership is evaluating the use of the remaining loan proceeds to develop additional units at the property.

In May 2005, a joint venture in which the Company has a 44% interest obtained a commitment for a $300 million loan to be secured by the JW Marriott Desert Ridge Resort & Spa in Phoenix, Ariz. The loan is expected to fund in June 2005. Approximately $275 million of the loan proceeds will be used to refinance all of the construction debt of the partnership. The remaining loan proceeds will be used to pay expenses related to the extinguishment of the existing debt and closing of the new loan.

“The significant appreciation in value at the Hotel del Coronado has enabled us to take advantage of a lower cost of debt and allows additional investment in the property and our portfolio,” stated C. Brian Strickland, executive vice president and chief financial officer. “We are also pleased with the performance of the JW Marriott Desert Ridge Resort and are ahead of schedule on the refinance of construction debt. The performance of this unique property continues to strengthen, allowing the partnership to reduce its cost of debt and increase the cash flow to the Company.”

Recent Announcements
On April 18, 2005, the Company entered into a purchase and sale agreement to sell 30 non-strategic properties to an affiliate of Ashford Hospitality Trust, Inc. (NYSE: AHT) for $465 million in cash with a net gain of $35.5 million. The 30 properties were acquired or developed by the Company between 1999 and 2003, and represent four brands of Marriott International, Inc. in the select-service and extended-stay segments: Courtyard®, Residence Inn®, TownePlace Suites® and SpringHill Suites®. The Company expects the sale of these properties to be completed in June 2005, and intends to use the majority of the proceeds to retire existing long-term debt.

Mr. Hutchison added, “This sale will enable us to capitalize on favorable lodging market fundamentals and further our strategy to actively reinvest capital in the portfolio, while we continue to focus on selective acquisitions in the luxury resort and upper-upscale industry segments.”

The Company intends to reinvest approximately $128 million in its portfolio in 2005, through value-enhancing renovation and development projects at core properties.

On April 8, 2005, the Company announced that a special committee of its Board of Directors is in discussions with its advisor, CNL Hospitality Corp., regarding the possible amendment of its existing merger agreement. The Company anticipates that any modifications to the merger agreement will be submitted to its stockholders for approval.

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has approximately $6.3 billion in total assets with more than 130 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, visit www.cnlhotels.com.

- Attachments to Follow -

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events, including but not limited to a possible merger with CNL Hospitality Corp., the disposition of 30 properties, the JW Marriott Desert Ridge Resort & Spa financing transaction and expectations for future periods based on current period results. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the Company believes its current expectations are based upon reasonable assumptions, the Company can give no assurance that expectations will be attained or that actual results will not differ materially.

CNL Hotels & Resorts, Inc.

Financial and Portfolio Information

INDEX

Page No.

Financial Information
Condensed Consolidated Balance Sheets	5
Condensed Consolidated Statement of Operations	6

Portfolio Information
Property Operating Data	8

Notes to Financial and Portfolio Information	9

CNL Hotels & Resorts, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except per share data)

	March 31, 2005	December 31, 2004
ASSETS
Hotel and resort properties, less accumulated depreciation of $373,731 and $322,559, respectively	$4,936,578	$4,965,012
Investments in unconsolidated entities	9,003	10,248
Real estate held for sale	2,689	7,532
Cash and cash equivalents	77,393	108,678
Restricted cash	166,747	140,761
Receivables, less allowance for doubtful accounts of $1,599 and $1,623, respectively	122,405	89,616
Goodwill	515,192	515,192
Intangibles, less accumulated amortization of $9,581 and $7,196, respectively	368,087	370,472
Prepaid expenses and other assets	77,128	61,716
Loan costs, less accumulated amortization of $20,940 and $17,205, respectively	44,592	47,818
	$6,319,814	$6,317,045
LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages payable	$3,530,846	$3,488,805
Accounts payable and accrued expenses	197,170	191,285
Other liabilities	55,060	58,044
Due to related parties	2,688	5,885
Membership deposits	220,202	214,246
Total liabilities	4,005,966	3,958,265
Commitments and contingencies
Minority interests	145,106	148,825
Stockholders’ equity:
Preferred stock, without par value. Authorized and unissued 1,500 shares	—	—
Excess shares, $.01 par value per share. Authorized and unissued 31,500 shares	—	—
Common stock, $.01 par value per share. Authorized 225,000 shares; issued 156,869 and 154,975 shares, respectively; outstanding 152,829 and 152,913 shares, respectively	1,529	1,531
Capital in excess of par value	2,739,526	2,740,430
Accumulated distributions in excess of net income	(572,334)	(527,790)
Accumulated other comprehensive loss	21	(4,216)
Total stockholders’ equity	2,168,742	2,209,955
	$6,319,814	$6,317,045

CNL Hotels & Resorts, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED

(in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenues:
Room	$254,441	$152,179
Food and beverage	109,657	49,792
Other hotel and resort operating departments	61,193	13,976
Rental income from operating leases	3,184	9,116
Interest and other income	922	2,347
	429,397	227,410
Expenses:
Room	57,849	36,612
Food and beverage	70,928	36,824
Other hotel and resort operating departments	33,680	8,246
Property operations	71,891	46,343
Repairs and maintenance	16,462	10,552
Hotel and resort management fees	14,674	7,158
Sales and marketing	23,969	15,337
Credit enhancement funding	--	(6,376)
General and administrative	4,605	3,525
State and local taxes	2,039	1,087
Asset management fees to related party	7,366	4,946
Depreciation and amortization	53,653	30,890
	357,116	195,144

Operating profit	72,281	32,266

Interest and loan cost amortization	(56,896)	(26,118)
Loss on extinguishment of debt	(4,206)	--

Income before equity in losses of unconsolidated entities, minority interests and income tax (expense) benefit	11,179	6,148
(Expense) benefit from income taxes	(429)	1,120
Minority interests	(1,762)	(2,252)
Equity in losses of unconsolidated entities	(492)	(2,635)

Income from continuing operations	8,496	2,381
Income from discontinued operations	470	589
Net income	$8,966	$2,970
Earnings per share of common stock (basic and diluted):
Continuing operations	$0.06	$0.02
Discontinued operations	--	--
	$0.06	$0.02
Weighted average number of shares of common stock outstanding:
Basic and diluted	152,913	135,707

The following is a reconciliation of net income or loss to FFO and FFO per diluted share for the three months ended March 31 (in thousands, except per share data):

	Three Months
	Ended March 31,
	2005 (1)	2004
Net Income	$8,966	$2,970
Adjustments:
Effect of unconsolidated entities	3,548	3,570
Effect of minority interest	(3,153)	(3,039)
Depreciation and amortization of real estate assets	50,645	30,840
Gain on sale of real estate assets	(660)	—
Funds from operations	$59,346	$34,341
Weighted average shares:
Basic and diluted	152,913	135,707

FFO per share	$0.39	$0.25

The following is a reconciliation of net income to EBITDA for the three months ended March 31 (in thousands):

	Three Months
	Ended March 31,
	2005 (1)	2004
Income from continuing operations	$8,496	$2,381
Adjustments:
Interest and loan cost amortization	56,896	26,118
Income tax expense (benefit)	429	(1,120)
Depreciation and amortization	53,653	30,890
EBITDA	$119,474	$58,269

____________________
(1)
Results of operations for the three months ended March 31, 2005 do not include $6.0 million in net cash flows received for member deposits. Additionally, the three months ended March 31, 2005 includes $4.2 million of loss on extinguishment of debt.

CNL Hotels & Resorts, Inc.
PROPERTY OPERATING DATA - UNAUDITED

Unaudited Property Operating Data - Comparable Properties
Continuing Operations (1)
	For the Quarter Ended March 31, 2005
								EBITDA
			Var. (ppt.)		Var. (%)		Var. (%)	Margin	Var. (ppt.)
	Properties	Occupancy	to 2004	ADR	to 2004	RevPAR	to 2004	(3)	to 2004
Consolidated
Luxury and Upper Upscale	30	72.4%	3.8	$148.57	5.8%	$107.60	11.6%	27.8%	3.1
Upscale	46	74.5	2.7	107.08	9.8	79.81	14.0	38.1	1.7
Midscale	31	69.3	2.3	79.60	7.0	55.15	10.7	27.8	(0.4)
Total Consolidated	107	72.5%	3.2	$121.56	7.3%	$88.14	12.2%	30.2%	2.5
Unconsolidated	3	84.3	5.3	182.09	7.7	153.42	14.9	33.6	3.8
Subtotal	110	73.7%	3.4	$128.74	7.5%	$94.92	12.6%	30.8%	2.8
Triple Net Lease (2)	6	69.9	4.5	111.90	14.6	78.16	22.5	26.8	6.4
Total	116	73.6%	3.4	$128.02	7.7%	$94.16	13.0%	30.7%	2.9

Unaudited Property Operating Data - Adjusted Comparable Properties
Continuing Operations (1)
	For the Quarter Ended March 31, 2005
								EBITDA
			Var. (ppt.)		Var. (%)		Var. (%)	Margin	Var. (ppt.)
	Properties	Occupancy	to 2004	ADR	to 2004	RevPAR	to 2004	(3)	to 2004
Consolidated
Luxury and Upper Upscale	35	73.2%	3.5	$178.71	4.5%	$130.82	9.8%	32.3%	0.4
Upscale	46	74.5	2.7	107.08	9.8	79.81	14.0	38.1	1.7
Midscale	31	69.3	2.3	79.60	7.0	55.15	10.7	27.8	(0.4)
Total Consolidated	112	72.9%	3.1	$140.87	6.0%	$102.72	10.7%	32.9%	0.6
Unconsolidated	3	84.3	5.3	182.09	7.7	153.42	14.9	33.6	3.8
Subtotal	115	74.0%	3.3	$145.25	6.3%	$107.44	11.3%	33.0%	1.0
Triple Net Lease (2)	6	69.9	4.5	111.90	14.6	78.16	22.5	26.8	6.4
Total	121	73.8%	3.3	$143.97	6.5%	$106.25	11.6%	32.8%	1.1

(1)	Excludes one property held for sale.
(2)	Our operating results include only rental revenues received from third-party lessees of these Properties, as we do not directly participate in their hotel operating revenues or expenses.
(3)	EBITDA Margin is calculated as EBITDA divided by total revenues.

CNL Hotels & Resorts, Inc. and Subsidiaries

NOTES TO FINANCIAL AND PORTFOLIO INFORMATION

Non-GAAP Financial Measures
Included in this news release are certain non-GAAP financial measures which are not calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP") within the meaning of applicable SEC rules. The measures include RevPAR, ADR, FFO, FFO per diluted share, EBITDA and EBITDA margin, and adjusted comparable operating performance. The following discussion defines these terms and why the Company feels they are helpful in understanding performance.

Property Operating Data
The Company’s results of operations are highly dependent upon the operations of its hotel and resort properties. To evaluate the financial condition and operating performance of the Company’s properties, management regularly reviews operating statistics such as revenue per available room (“RevPAR”), average daily room rate (“ADR”) and occupancy. RevPAR is a commonly used measure within the lodging industry to evaluate hotel and resort operations. The Company defines RevPAR as (i) the average daily room rate, or ADR, charged, multiplied by (ii) the average daily occupancy achieved. The Company defines ADR by dividing room revenue by the total number of rooms occupied by hotel and resort guests on a paid basis during the applicable period. RevPAR does not include revenue from food and beverage, telephone services or other guest services generated by the property. Although RevPAR does not include these ancillary revenues, the Company considers this measure to be the leading indicator of core revenues for many hotels and resorts. The Company closely monitors what causes changes in RevPAR because changes that result from occupancy as compared to those that result from room rate have different implications on overall revenue levels, as well as incremental operating profit. For example, increases in occupancy at a hotel or resort may lead to increases in ancillary revenues, such as food and beverage and other hotel and resort amenities, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates would not result in these additional room-related costs. For this reason, while operating profit would typically increase when occupancy rises, RevPAR increases due to higher room rates would have a greater impact on the Company’s profitability. The data available to make comparisons is limited by the amount, timing and extent of recent acquisitions made by the Company.

Funds From Operations
The Company considers FFO (and FFO per diluted share) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income or loss. The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income or loss determined in accordance with GAAP, excluding gains or losses from sales of property plus depreciation and amortization (excluding amortization of deferred financing costs) of real estate assets, and after adjustments for the portion of these items related to unconsolidated partnerships and joint ventures.

In calculating FFO, net income is determined in accordance with GAAP and includes the noncash effect of scheduled rent increases throughout the lease terms. This is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. The Company believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. The Company also believes FFO captures trends in occupancy rates, rental rates and operating costs. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP, which assumes that the value of real estate diminishes predictably over time. In addition, the Company believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, particularly in the lodging industry. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income or loss), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of the Company’s operating performance. FFO, as presented, may not be comparable to similarly titled measures reported by other equity REITs. Accordingly, the Company believes that in order to facilitate a clear understanding of its consolidated historical operating results, FFO should be considered only as supplemental information and only in conjunction with net income as reported in the accompanying unaudited consolidated financial statements and notes thereto.

EBITDA
Earnings before interest expense, income taxes, depreciation and amortization EBITDA is defined as income (losses) from continuing operations excluding: (i) interest expense, (ii) income tax benefit or expense; and (iii) depreciation and amortization. The Company believes EBITDA is useful to the Company and to an investor as a supplemental measure in evaluating the Company’s financial performance because it excludes expenses that the Company believes may not be indicative of its operating performance. By excluding interest expense, EBITDA measures the Company’s financial performance regardless of how the Company finances its operations and its capital structure. By excluding depreciation and amortization expense, which can vary by property based on factors unrelated to hotel and resort performance, the Company and its investors can more accurately assess the financial performance of the Company’s portfolio. The Company’s management also uses EBITDA as one measure in determining the value of acquisitions and dispositions. In addition, the Company believes EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, particularly in the lodging industry. However, because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements of the Company’s business, it does not reflect the amount of capital needed to maintain the Company’s properties nor does it reflect trends in interest costs due to interest rate changes or increased borrowings. EBITDA should be considered only as a supplement to net income or loss (computed in accordance with GAAP) as a measure of operating performance. Other equity REITs may calculate EBITDA differently than the Company does and, accordingly, the Company’s calculation of EBITDA may not be comparable to such other REITs’ EBITDA.

Limitations on the Use of Non-GAAP Financial Measures
RevPAR, ADR, FFO, FFO per diluted share, EBITDA and EBITDA margin (i) do not represent cash generated from operating activities determined in accordance with GAAP (which, unlike these measures, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) are not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of operating performance. These measures, as presented, may not be comparable to similarly titled measures reported by other companies. Accordingly, the Company believes that in order to facilitate a clear understanding of our consolidated historical operating results, these measures should be considered only as supplemental information and only in conjunction with its net income as reported in the accompanying unaudited consolidated financial statements and notes thereto.

Comparable Properties
The Company defines “comparable properties” as properties owned at the beginning of and during the entirety of both periods being compared. The Company considers 116 properties for the three months ended March 31, 2005 and 2004 to be “comparable properties.”

Adjusted Comparable Properties
The Company defines “adjusted comparable properties” as properties owned as of the last day of the reporting period and excludes properties that were opened during the reporting periods being compared, changed reporting periods during the periods being compared, or are located outside of the United States. For 2005 and 2004, the Company considers 121 properties owned on March 31, 2005 to be “adjusted comparable properties.”